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                                                                   Exhibit 12.2

                  HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED STOCK DIVIDENDS
                             (in thousands except ratio)

                                                                                  Three Months
                                                 Year Ended December 31,              Ended      Year Ended
                                       -----------------------------------------   December 31,  September 30,
                                         2000       1999       1998       1997         1996          1996
                                       --------   --------   --------   --------   -----------   ------------
EARNINGS:
  Income (loss) from continuing
    operations before income taxes     $ 68,591   $ 57,989   $ 44,624   $ 31,389     $  2,164      $(29,092)
  Fixed charges                           2,481      3,054      3,292      4,863        2,965        11,793
                                       --------   --------   --------   --------     --------      --------
  Earnings as adjusted (A)             $ 71,072   $ 61,043   $ 47,916   $ 36,252     $  5,129      $(17,299)
                                       ========   ========   ========   ========     ========      ========

FIXED CHARGES:
  Interest expense                     $    819   $  1,607   $  2,046   $  3,947     $  2,867      $ 11,241
  Interest portion of rental
    expense (1)                           1,662      1,447      1,246        916           98           552
                                       --------   --------   --------   --------     --------      --------
  Total fixed charges                     2,481      3,054      3,292      4,863        2,965        11,793
  Preferred stock dividends (2)               -          -          -          -            -            20
                                       --------   --------   --------   --------     --------      --------
  Total fixed charges and preferred
    stock dividends (B)
                                       $  2,481   $  3,054   $  3,292   $  4,863     $  2,965      $ 11,813
                                       ========   ========   ========   ========     ========      ========

Ratio of earnings to combined
  fixed charges and preferred stock
  dividends (A) divided by (B)             28.6       20.0       14.6        7.5          1.7             -

Deficiency of earnings to cover
  combined fixed charges and
  preferred stock dividends
  (B) minus (A)
                                       $      -   $      -   $      -   $      -     $      -      $ 29,112

(1) Management of the Company believes approximately one-third of rent expense is representative of the interest component of rent expense.

(2)  Represents pretax earnings required to cover preferred stock dividends.